Exhibit 10.15

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The excluded information has been bracketed.

Technology Service Agreement

Party A: OneConnect Smart Technology Co., Ltd. (Shenzhen)

Party B: Ping An Technology (Shenzhen) Co., Ltd.

Party C: Ping An Technology (Shenzhen) Co., Ltd. Shanghai Branch

Party D: Shenzhen Ping An Communication Technology Co., Ltd.

(In the text of the Agreement, Party B, Party C and Party D are collectively referred to as the “Service Provider” and individually as itself, respectively)

NOW, THEREFORE, through friendly negotiations and on the basis of equality and mutual benefit, the Parties hereto have reached the following agreement (the “Agreement”) with respect to matters relating to information products and technical services:

Article 1                  Types and Scope of Transaction

1.1                     The types and scope of transaction as agreed hereunder include the provision and sales of expert consultation, development services, infrastructure operation and maintenance, office support, information security, public platform, application products and other information products and technical services (hereinafter referred to as the “Product / Service”) by the Service Provider to Party A.

Article 2                  Pricing Policy of Transaction and Basis

2.1                     The transaction as agreed under Article 1.1 of the Agreement between Party A and the Service Provider shall follow the principle of fair pricing.

2.2                     In case the transaction is comparable to the market price or charge standard of an independent third party, the transaction price may be determined by reference to such price or standard.

2.3                     In case the transaction is not comparable to the market price of an independent third party, the transaction price may be determined by reference to the price of unrelated transactions between a related party and a third party independent of such related party.

2.4                     In case the transaction is not comparable to the market price of an independent third party nor an independent unrelated transaction, the transaction price shall be determined by the Transactional Net Margin Method.

2.5                     The specific transaction pricing shall be calculated based on the price of a specific Product / Service.

Article 3                  Determination of Transaction Volume and Amount

3.1                     The total amount of all transactions in 2019 as agreed under Article 1.1 of the Agreement within the term of the Agreement, shall not exceed RMB[***] (hereinafter referred to as the “Transaction Volume”), of which the amount from Ping An Technology in 2019 was RMB[***] (tax included), and that from Communication Technology was RMB[***] (tax included). The transaction amount in 2020 and 2021 shall be determined separately.

3.2                     Should, the actual total amount of all transactions as agreed under Article 1.1 of the Agreement between Party A and the Service Provider exceed the Transaction Volume, the Parties shall execute a supplementary agreement separately.

Article 4                  Fees And Payment

4.1                     Pursuant to agreement between the Parties and subject to the Transaction Volume specified in Article 3.1 of the Agreement, Party A shall pay relevant fees to the Service Provider for the Product / Service purchased.

4.2                     The service fees charged by the Service Provider shall be based on the types of service mainly through the following four methods, including but not limited to:

(1)                       fixed monthly charge;

(2)                       monthly charge based on the actual usage;

(3)                       the higher of the budget amount and the actual amount; and

(4)                       charge based on orders.

4.3                     All amounts and fees specified or referred to herein shall:

(1)                       include applicable taxes; and

(2)                       be paid in RMB.

Article 5                  Value-Added Tax

5.1                     In case the information provided by Party B meets the settlement terms of the Agreement, Party A shall perform its settlement obligations thereunder after receiving special VAT invoices from Party B.

5.2                     The agreed purchase price between Party A and Party B shall include applicable taxes.

5.3                     Party B shall issue legal special VAT invoices in strict compliance with applicable tax regulations and documents. If the special VAT invoice issued by Party B does not meet applicable tax laws and regulations and relevant provisions of tax authorities, any financial losses of Party B arising therefrom shall be borne by itself.

5.4                     If the special VAT invoice issued by Party B is lost, destroyed or stolen before delivered to Party A, resulting in unsuccessful delivery of such invoice to Party A, Party B shall provide Party A with relevant information in accordance with relevant tax laws and regulations to facilitate Party A’s tax deduction.

5.5                     If any credit invoice or re-invoicing for the business hereunder is required due to any sales discount or sales return or as specified by other national regulations, Party B shall be obliged to issue such credit invoice or reissue such invoice, and Party A shall be obliged to return the invoice issued by Party B in accordance with national tax regulations or submit a valid certificate to relevant tax authorities evidencing that Party B is required to issue a credit invoice.

If any Party violates any of the preceding provisions, the defaulting Party shall bear relevant default liabilities in accordance with relevant provisions in respect of default liabilities in the text hereof.

Article 6                  Deposit

6.1                     In order to facilitate the Service Provider better prepared to provide services hereunder to Party A and avoid the Service Provider’s losses from Party A’s termination of or failure to perform the Agreement without justified reasons, the Parties unanimously agree that Party A shall pay a deposit for 2019 of RMB[***] to the Service Provider, and the deposits for 2020 and 2021 shall be paid at the amounts as agreed. Party C and Party D agree that the above-mentioned deposit shall be collected and refunded by Party B. Under the normal performance of the Agreement, the conditions for refund of the deposit shall be that each and every has performed their full obligations.

6.2                     In case of Party A’s delay in payment of the deposit to the Service Provider, 1 ‰ of the total amount of deposit shall be paid for each overdue day. If the overdue period exceeds 30 working days, the Service Provider shall be entitled to terminate the Agreement.

6.3                     The Service Provider shall refund the deposit at its original amount within 30 working days from the date of receiving Party A’s notice in any of the following circumstances:

(1)                       the Agreement expires and Party A has not breached the aforementioned contract within the term thereof;

(2)                       the Agreement expires and Party A notifies Party B, C and D in writing that it will cease to use the Service in the following year;

(3)                       Party A terminates the Agreement prior to its expiry on statutory or contractual causes;

(4)                       the Service Provider terminates the Agreement prior to its expiry in the absence of statutory or contractual causes, in which case the Service Provider shall pay 20% of the deposit as penalty to Party A together with the refund of deposit at its original amount; or

(5)                       the Parties execute a new agreement upon the expiry of the Agreement, and the Service Provider has received the deposit thereunder.

6.4                     In any of the following circumstances, the Service Provider shall refund the balance of deposit after deducting 20% thereof as liquidated damages within 30 working days from the date of receiving Party A’s notice:

(1)                        Party A terminates the Agreement prior to its expiry in the absence of statutory or contractual causes; or

(2)                        If Party A fails to pay the service fee within 30 working days following the due date, the Service Provider may deduct the overdue amount from Party A’s deposit and notify Party A to make up the deposit within 5 working days from the date of receipt of such notice. If Party A refuses to make up the deposit, the Service Provider is entitled to terminate the Agreement.

6.5                     After Party A pays the deposit for the current year, the Service Provider shall refund the deposit for the preceding year to Party A within 30 working days.

Article 7                  Responsibilities of Party A

7.1                     Party A shall establish a special organization or designate special personnel for the following main functions, including:

(1)                       promoting, managing and submitting users’ original demand;

(2)                       organizing user testing and training and promoting launch;

(3)                       organizing users to participate in the verification after changes in production environment, such as release of a new version or changes in infrastructure settings; and

(4)                       timely feedbacking business activities to the system operation department of the Service Provider that may lead to changes in the peak access volume, periodicity of access peak and access location of relevant application systems.

7.2                     Party A shall accept and confirm the work results and bills delivered on time by the Service Provider hereunder, and pay service fees thereof to the Service Provider within the prescribed period.

7.3                     Should Party A’s business development lead to a sharp increase in the workload or a decline in service levels of the Service Provider, Party A shall, at least 30 working days in advance, notify the Service Provider to prepare human resources and technical information.

7.4                     Party A’s request shall be submitted to the Service Provider in a formal manner, including in writing. After receiving Party A’s request, the Service Provider shall conduct a comprehensive assessment of resources, costs and performance capabilities. All Parties will jointly develop a specific work plan based on the conclusions of such assessment.

7.5                     For the Product / Service approved in writing by the Parties, the Service Provider may not provide such Product / Service to Party A as agreed without prior investment of resources and costs. Therefore, should Party A be intended to cancel or reduce the scale of a Product / Service, the Service Provider will endeavor to re-allocate such resources and assist Party A in transferring such Product / Service to other customers of Ping An Group with similar needs. Party A shall bear all costs incurred by the Service Provider for providing such Product / Service before its successful transfer.

Article 8                  Responsibilities of the Service Provider

8.1                     The Service Provider undertakes to ensure the security, independence and confidentiality of Party A’s Product / Service information, customer information, data and other confidential information according to the requirements of Party A and relevant regulatory authorities, such as China Insurance Regulatory Commission, China Securities Regulatory Commission and China Banking Regulatory Commission.

8.2                     The Service Provider shall regularly submit fee bills to Party A.

8.3                     The Service Provider shall regularly review indicators of all Product / Service at the request of Party A.

Article 9                  Representations and Warranties

9.1                     Party A represents and warrants as follows:

(1)                       Party A has been duly incorporated under the law as an independent legal person with valid business license.

(2)                       Party A has been engaged in business activities in accordance with the law and has not engaged in any activities outside the scope of business prescribed by law.

(3)                       Party A has obtained or completed all government approvals (if required) and internal authorization procedures for the execution of the Agreement. The signing person of the Agreement is a duly authorized representative of Party A, and the Agreement shall constitute binding obligations of Party A upon signing.

(4)                       The execution of the Agreement or the performance of obligations hereunder by Party A does not breach any other agreements to which Party A is a party or its articles of association, nor shall violate any laws, regulations or rules.

9.2                     Party B, Party C and Party D represent and warrant as follows:

(1)                       Party B, Party C and Party D have been duly incorporated under the law as independent legal person entities with valid business licenses, respectively.

(2)                       Party B, Party C and Party D have been engaged in business activities in accordance with the law and have not engaged in any activities outside the scope of business prescribed by law.

(3)                       Party B, Party C and Party D have obtained or completed all government approvals (if required) and internal authorization procedures for the execution of the Agreement. The signing persons of the Agreement are duly authorized representatives of Party B, Party C and Party D, and the Agreement shall constitute binding obligations of Party B, Party C and Party D upon signing.

(4)                       The execution of the Agreement or the performance of obligations hereunder by Party B, Party C and Party D does not breach any other agreements to which Party B, Party C and Party D are parties or their articles of association, nor shall violate any laws, regulations or rules.

Article 10           Intellectual Property Rights

10.1              The Parties acknowledge that all intellectual property rights of the Product / Service belong to and shall be vested in the Service Provider. Party A shall not be entitled to any rights in the Products/Services (or any part thereof) other than those under the terms of the Agreement. However, if Party A suffers any losses due to disputes arising from the title of any intellectual property rights of the Product / Service provided by the Service Provider, the Service Provider shall indemnify Party A for such losses.

10.2              The Parties agree that the intellectual property rights of software, programs, hardware equipment and related documents that Party A has entrusted the Service Provider to develop shall be vested in Party A. Upon performance of obligations hereunder, Party A shall be entitled to free use of such software, programs, hardware equipment and related documents within the scope of the Agreement and the protection period of such intellectual property rights. The Service Provider further agrees that Party A, upon performance of obligations hereunder, shall be entitled to authorize the aforementioned software, programs, hardware equipment and related documents to any third parties, as well as to decide and own license fees from such third parties for such authorization.

10.3              The business secrets generated in the course of cooperation among the Parties shall be vested in the owner thereof, and the receiving Party of such business secrets shall bear corresponding confidentiality responsibilities in accordance with Article 19 of the Agreement.

10.4              Software, programs, hardware equipment and related documents referred to hereunder shall include (but not limited to) source code, object code, related documentation and consultation reports. Intellectual property rights referred to hereunder shall include (but not limited to) trademark rights, copyrights, patent application rights, patent rights and trade secrets.

Article 11           Accountabilities and Communication Mechanism of Risk Warning Information

11.1              The Parties are aware that other Parties shall conduct accountability investigations against any violation cases according to regulatory requirements or their own systems, including but not limited to significant violation of laws (such as the Criminal Law of the PRC), regulatory rules and regulations of their companies. The Parties shall comply with the following principles in dealing with any accountability cases involving any Party hereto that occurs or may occur during the performance of the Agreement:

(1)                                 Communication of risk warning information:

If any Party is aware, predicts or foresees that any case that occurred or is likely to occur may involve with other Parties or their employees, such Party, if appropriate hereunder, shall communicate and inform such information on risk warning events or accountability cases in formal emails or other written forms as soon as possible through meetings and internal control departments of the Parties.

(2)                                 Principles of accountability:

The Parties shall, based on the actual management line of such case, conduct accountability investigations and negotiations according to the principle of Authority with Corresponding Responsibility.

(3)                                 Communication of decisions on accountability cases:

The four Parties hereto shall cooperate with each other to communicate decisions on accountability cases, and the Service Provider shall assist Party A in providing accountability reports to relevant regulatory authorities. In order to ensure other Parties’ Right to Know, the four Parties hereto undertake to sort out materials on handling such cases and submit them to the meeting platform for communication.

Article 12           Indemnities and Limitation of Liabilities

12.1              Each Party shall indemnify and hold harmless other Parties against any claims, actions, procedures, losses, damages, costs and expenses (including court and attorney fees) arising from or in connection with the Agreement.

12.2              Under no circumstances, the Service Provider shall be liable for any of the following losses or damages suffered by Party A or any person who submit claims via Party A, whether directly or indirectly, immediate or consequential, whether based on contract, tort (including negligence) or any other claims:

(1)       profit loss;

(2)       loss of expected revenue;

(3)       loss of business opportunities; and

(4)       loss of goodwill.

12.3              In case the Service Provider shall compensate any other Parties under the Agreement and related agreements, the Parties shall calculate liabilities for breach of the contract as agreed. The Service Provider will define the compensation amount on full account of three indicators, i.e. availability rate of key systems, number of major events and PER completion rate. Such compensation amount shall be settled with Party A semiannually and be refunded to Party A in the fee bill of the following month.

Article 13           Effectiveness and Term

13.1              The Agreement shall come into effect on the date of signature by the legal representatives or authorized representatives of the Parties and affixing of common seals hereto, and shall be valid until December 31, 2021. After the entry into force of the Agreement, the MSA Uniform Service Agreement of Ping An Technology (Shenzhen) Co., Ltd. signed on August 1, 2018 shall be automatically terminated. Prior to the entry into force of the Agreement, the rights and obligations of the Parties shall be subject to the agreement for 2018. The service items in 2019 shall be subject to the service price for 2019 approved by the Parties, and the service items for 2020 and 2021 shall be separately agreed. For the avoidance of doubt, the agreements under Article 10 hereof (Intellectual Property Rights) shall remain valid to Party A and the Service Party and survive the expiration of the Agreement in accordance with the foregoing agreements.

Article 14           Modification and Termination

14.1              Each party hereto shall be entitled to submit a written request for change of the Agreement to representatives of other Parties. Upon receipt of such request, the representatives of the Parties shall arrange negotiations on such change within 15 working days. Any change of the Agreement shall be subject to approval by the four Parties hereto. The new version or terms will be effective upon signature by the Parties, and the previous version or corresponding terms thereof shall be null and void.

14.2              If any Party hereto commits a material breach of any obligations hereunder and fails to make corrections within 30 working days after receipt of other Parties’ notice specifying such default, the non-defaulting Parties shall be entitled to terminate the Agreement by giving written notice.

14.3              Unless prohibited by applicable insolvency laws, if any Party has been designated a receiver or transferee of its assets in the interests of a creditor, or is bankrupt or insolvent, the other Party shall be entitled to terminate the Agreement by giving written notice.

14.4              Upon termination of the Agreement, Party A shall pay fees and expenses incurred by the Service Provider prior to the termination date and arrange handover of relevant work. In case that Party A has prepaid relevant fees to the Service Provider which exceeds the actual cost incurred by the Service Provider, the Service Provider shall refund the difference thereof to Party A within 30 working days after confirmation with Party A.

Article 15           No Assignment or Waiver

15.1              No Party shall assign the Agreement or any rights or obligations hereunder without the prior written consent of other Parties.

15.2              Any Party’s failure to exercise any rights hereunder shall not constitute or be deemed as a waiver or loss of such rights by that Party.

Article 16           Force Majeure

16.1              In case any Party fails to perform the Agreement due to force majeure events such as war, severe fire, flood, typhoon and earthquake, the term for performing the Agreement shall be extended, and the extension period shall be equivalent to the time loss caused by such event. A force majeure event refers to any events that are unforeseeable at the time of signing the Agreement and the occurrence and consequences of which are unavoidable and insurmountable. The affected Party shall notify the other Party immediately after the occurrence of a force majeure event, and submit evidencing documents issued by relevant authorities of the place where such event occurs to the other Party by express mail for review and confirmation. In such cases, the affected Party shall take all necessary actions to perform its obligations hereunder.

Article 17           Governing Laws and Dispute Resolution

17.1              The execution and performance of the Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (excluding Hong Kong SAR, Macao SAR and Taiwan).

17.2              Any disputes arising from or in connection with the Agreement shall be settled first through amicable negotiations. In case negotiations fail, the disputing Party shall submit the dispute to the Shenzhen Court of International Arbitration (SCIA) for arbitration. The arbitral award shall be final and binding upon the Parties. Unless otherwise specified by such arbitral award, the arbitration fee shall be borne by the unsuccessful Party.

17.3              In the course of dispute resolution, except for those that must be negotiated or settled by arbitration, the Parties shall continue to perform the rest of the Agreement.

Article 18           Notice

18.1              Any notice between the Parties under or in connection with the Agreement shall be in writing and shall be delivered or sent:

(1)               in person or by courier or prepaid post;

(2)               by fax; or

(3)               via email.

18.2              The notice shall deemed to have been delivered in the following circumstances:

(1)               in case delivered in person, on the date of receipt of a signed confirmation;

(2)               in case sent by prepaid post or other courier services, at the delivery time recorded by the postman or courier;

(3)               in case sent by fax, at 8:00 a.m. of the working day following the transmission date; and

(4)               in case sent by email, at the time when the email was sent.

Article 19           Trade Secrets and Confidentiality

19.1              The Parties shall keep strictly confidential of the trade secrets of the Parties hereto, their associated companies and any third parties who are subject to confidentiality obligations thereto. Save for disclosure required by relevant laws, regulations or regulatory rules and information that has not been publicly disclosed without violation of this confidentiality clause by any Parties, no Party shall use any trade secrets outside the purpose of the Agreement or disclose any trade secrets directly or indirectly to any third party without the written approval of the other Party.

19.2              For the purposes of the Agreement, in case of disclosure of any above-mentioned trade secrets to representatives of the Parties (including but not limited to their respective employees, directors, shareholders, consultants, cooperation units and other representatives) on a need-to-know basis, the Parties shall procure their representatives to abide by this confidentiality clause and be liable for any breach thereof by any such representatives.

19.3              The Parties agree that the confidentiality period of a trade secret shall be commencing from the date of knowledge until entry into the public domain.

19.4              For the purpose of this Article, “trade secret” shall include (but not limited to) (a) any and all contracts, faxes or emails related to the project; (b) customer data, products, business plans, marketing information, investment information, financial status, drawings, know-how, computer programs, research and other materials; (c) any third party’s information that are subject to confidentiality obligation of the disclosing Party; and (d) any other confidential information determined by persons acting with due care.

19.5              For the purpose of this Article, “associated company” means a company that controls, is controlled by, or is under the common control of the same entity.

Article 20           Anti-Commercial Bribery

20.1              The Parties understand and are willing to strictly abide by the laws and regulations of the PRC, and are also aware that any forms of bribery or corruption will violate the law and be severely punished.

20.2              No Party shall request, accept, offer or provide any benefits other than those agreed hereunder to the other Party or its agent or other related personnel, including but not limited to any express or implied deduction, cash, shopping card, benefit in kind, securities, travel or other non-material benefits. Any benefits falling within industry or normal practices shall be expressly stated in the Agreement.

20.3              The Parties shall prohibit their agents from any commercial bribery. If any agent of any Party commits any actions stated in paragraph 2 of this Article, it shall be deemed as in violation of company regulations and shall be punished according to company regulations and national laws.

20.4              The Parties are opposed that any Party or its agent commits any actions stated in paragraph 2 of this Article with any third parties other than Parties hereto for the purpose of the Agreement. Any such actions are in violations of and will be punished by national laws.

20.5              If any Party or its agent violates the provisions of paragraphs 2, 3 or 4 above and causes losses to the other Party, such losses shall be borne by the violating Party.

20.6              For the purpose of this Article, Other Related Personnel refers to persons (other than agents of the Parties) who are directly or indirectly interested in the Agreement, including but not limited to relatives and friends of such agent.

Article 21           Anti-False Publicity

21.1              The Parties understands and are willing to strictly abide by the provisions of laws concerning intellectual property rights, contract law and advertising law, such as the Copyright Law, the Trademark Law, the Patent Law and the Anti-Unfair Competition Law of the People’s Republic of China. Each Party shall be entitled to make true and reasonable use or publicity within the agreed scope and in the agreed ways on the matters agreed hereunder, save for the confidential information agreed hereunder. In order to avoid risks relating to trademark infringement and improper publicity, the Parties agree that prior written approval from the other Party shall be obtained before the use of the other Party’s trademarks, brands or company names. Otherwise, no such use or publicity shall be allowed. The Parties hereby undertake that they will respond actively to the other Party’s request for reasonable use or publicity of cooperation matters. The Parties acknowledge that the use of the other Party’s trademarks, brands and company names for commercial publicity, the fabrication of cooperation matters or the exaggeration of the scope, content, effect, scale or extent of the cooperation shall be deemed as breach of the Agreement and may constitute unfair competition due to false publicity, and the non-defaulting Party or the infringed Party shall be entitled to take corresponding legal actions.

Article 22           Miscellaneous

22.1              If any term or provision hereof is deemed to be illegal, invalid or unenforceable as a result of newly enacted or newly amended laws, regulations or regulatory requirements, the validity or enforceability of other unrelated provisions shall not be affected. The Parties shall separately negotiate such terms that are illegal, invalid or unenforceable. In the course of such negotiation, the above relevant provisions shall be suspended.

22.2              For any transaction matters between Party A and the Service Provider stipulated in Article 1.1 of the Agreement, the pricing of a specific Product / Service, service standards and the rights and obligations of the Parties shall be subject to a separate written agreement executed by the Parties.

22.3              The Agreement shall be executed in five counterparts, each of which shall have the same legal effect and force. Party A shall hold two copies, and Party B, Party C and Party D shall hold one copy, respectively.

(The following is the Signature Page without text for the Technology Service Agreement)

Party A: OneConnect Smart Technology Co., Ltd. (Shenzhen)	(Seal)

Legal or authorized representative:	/s/ Wangchun Ye

Date: September 1, 2019

Party B: Ping An Technology (Shenzhen) Co., Ltd.	(Seal)

Legal or authorized representative:	/s/ Liming Chen

Date: September 1, 2019

Party C: Ping An Technology (Shenzhen) Co., Ltd. Shanghai Branch	(Seal)

Legal or authorized representative:	/s/ Liming Chen

Date: September 1, 2019

Party D: Shenzhen Ping An Communication Technology Co., Ltd.	(Seal)

Legal or authorized representative:	/s/ Jing Pang

Date: September 1, 2019